Exhibit 99.1

SEACOR HOLDINGS INC. INITIATES OPTIONAL

REDEMPTION OF 7.375% SENIOR NOTES DUE 2019

FORT LAUDERDALE, Florida, October 1, 2018 (GLOBE NEWSWIRE) -- SEACOR Holdings Inc. (NYSE:CKH) (“SEACOR” or the “Company”) today announced that it has initiated an optional redemption of its 7.375% Senior Notes due 2019 (the “Notes”).

A Notice of Redemption for the Notes was sent to all registered holders on October 1, 2018. The Notes will be redeemed on October 31, 2018 (the “Redemption Date”), at a redemption price equal to 100.00% of the principal amount of the Notes plus a make-whole premium, to be calculated as set forth in the applicable Notice of Redemption, plus accrued and unpaid interest, if any, to the Redemption Date (the “Redemption Price”).

The Redemption Price will be calculated by an independent investment banker on the third business day prior to the Redemption Date. Once calculated, the Company will issue a press release disclosing the Redemption Price. All Notes are held through DTC and should be surrendered for redemption in accordance with DTC’s procedures. Interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right of holders of the Notes is to receive payment of the Redemption Price.

This press release shall not constitute a notice of redemption of the Notes.

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SEACOR is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Cautionary Note Regarding Forward Looking Statements

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

For additional information, contact Investor Relations at (954) 523-2200 or visit SEACOR’s website at www.seacorholdings.com.

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